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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated July 21, 1997 with respect to the balance sheet of Prime Group Realty Trust, and dated August 20, 1997 with respect to the combined financial statements of the Prime Properties, the combined statements of revenue and certain expenses of the Prime Industrial Contribution Properties, the combined statements of revenue and certain expenses of the Contribution Properties, the combined statements of revenue and certain expenses of the Salt Creek Office Center, and the statements of revenue and certain expenses of Citibank Office Plaza in the Registration Statement (Form S-11) and related Prospectus of Prime Group Realty Trust for the registration of 16,387,500 of its common shares of beneficial interest.

                                          Ernst & Young LLP

Chicago, Illinois

September 12, 1997